EXHIBIT 5.1

MORSE, ZELNICK, ROSE & LANDER
A LIMITED LIABILITY PARTNERSHIP

405 PARK AVENUE
NEW YORK, NEW YORK 10022-4405
212-838-1177
FAX – 212-838-9190

April 11, 2011

Board of Directors
Green Earth Technologies, Inc.
10 Bank Street, Suite 680
White Plains, NY 10606

Re: Registration Statement on Form S-1

Lady and Gentlemen:

We have acted as counsel to Green Earth Technologies, Inc., a Delaware corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), registering the sale of up to 24,648,600 shares (the “Shares”) of Company’s common stock, par value $0.001 per share (the “Common Stock”) on behalf of the selling stockholders named therein.

In connection herewith, we have examined:

(1) the Restated Certificate of Incorporation of the Company, as amended;

(2) the Amended and Restated Bylaws of the Company;

(3) the Purchase Agreement, dated as of March 7, 2011, between the Company and Lincoln Park Capital Fund, LLC (the “Purchase Agreement”); and

(4) the Registration Statement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and instruments of the Company, statements and certificates of public officials, officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares have been

Board of Directors
Green Earth Technologies, Inc.
April 11, 2011
Page | 2

duly authorized by all necessary corporate action of the Company and, to the extent such Shares have been issued, are validly issued and fully paid and nonassessable and, to the extent that such Shares have not been issued, when issued and delivered by the Company and paid for pursuant to the Purchase Agreement, will, upon such issuance, be validly issued, fully paid and nonassessable.

This opinion is not rendered with respect to any laws other than the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus filed as a part thereof. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Morse, Zelnick, Rose & Lander, LLP